Exhibit 99.2

Zynga Inc. Announces Pricing of Offering of $600 Million of Convertible Senior Notes

SAN FRANCISCO, Calif. -- (BUSINESS WIRE) -- June 11, 2019 -- Zynga Inc. (Nasdaq: ZNGA), a global leader in interactive entertainment, today announced the pricing of $600 million aggregate principal amount of 0.25% convertible senior notes due 2024 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Zynga also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $90 million aggregate principal amount of the notes. The sale of the notes is expected to close on June 14, 2019, subject to customary closing conditions.

The notes will be senior unsecured obligations of Zynga and will accrue interest payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2019, at a rate of 0.25% per year. The notes will mature on June 1, 2024, unless earlier converted, repurchased or redeemed. The initial conversion rate will be 120.3695 shares of Zynga’s Class A common stock (“common stock”) per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.31 per share of common stock). The initial conversion price of the notes represents a premium of approximately 32.5% over the last reported sale price of Zynga’s common stock on the Nasdaq Global Select Market on June 11, 2019. The notes will be convertible into cash, shares of Zynga’s common stock or a combination of cash and shares of Zynga’s common stock, at Zynga’s election.

Zynga may redeem the notes, at its option, on or after June 5, 2022, if the last reported sale price of Zynga’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on and including the trading day immediately preceding the date on which Zynga provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture governing the notes) occurs at any time prior to the maturity date, holders of the notes may require Zynga to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. In addition, following certain corporate events or if Zynga issues a notice of redemption, Zynga will, under certain circumstances, increase the conversion rate for holders who convert their notes in connection with such corporate event or notice of redemption.

Zynga estimates that the net proceeds from the offering will be approximately $584.5 million (or $672.3 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and estimated offering expenses payable by Zynga. Zynga intends to use a portion of the net proceeds to pay the cost of the capped call transactions described below. Zynga intends to use the remainder of the net proceeds for working capital and other general corporate purposes, which may include capital expenditures, the repayment of debt, and potential acquisitions and future transactions. However, it has not designated any specific uses and has no current agreements with respect to any material acquisition or strategic transaction.

In connection with the pricing of the notes, Zynga entered into capped call transactions with one or more of the initial purchasers and/or their respective affiliates (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to Zynga’s common stock upon any conversion of notes and/or offset any cash payments Zynga is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap initially equal to $12.54 per share (which represents a premium of 100% over the last reported sale price of Zynga’s common stock on the Nasdaq Global Select Market on June 11, 2019), subject to certain adjustments under the terms of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Zynga expects to enter into additional capped call transactions with the option counterparties.

Zynga expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates may enter into various derivative transactions with respect to Zynga’s common stock and/or purchase shares of Zynga’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Zynga’s common stock or the notes at that time.

In addition, Zynga expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Zynga’s common stock and/or purchasing or selling Zynga’s common stock or other securities of Zynga in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or prevent an increase or a decrease in the market price of Zynga’s common stock or the notes, and to the extent the activity occurs during any observation period related to a conversion of notes, this could affect the value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Zynga’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contacts

Investor Relations:
Rebecca Lau
Investors@zynga.com

Press:
Sarah Ross
comms@zynga.com